Exhibit 99.1

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OptimizeRx Corporation

Second Quarter 2017 Conference Call

August 01, 2017

C O R P O R A T E P A R T I C I P A N T S

Douglas P. Baker, Chief Financial Officer

William J. Febbo, Chief Executive Officer

Miriam Paramore, President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Ron Chez, Private Investor

Bob Sokorai, Private Investor

John Ziegelman, Wolverine Asset Management

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx’s Second Quarter ended June 30, 2017. With us today are the Company’s Chief Executive Officer, William Febbo, and Chief Financial Officer, Doug Baker, and its President, Miriam Paramore. Following their remarks, we will open the call to your questions. Then before we conclude today’s call, I’ll provide the necessary cautions regarding forward-looking statements made by Management. I would also like to remind everyone that today’s call will be recorded and will be made available for telephone replay via instructions in today’s press release in the Investors section of the Company’s website.

Now with that, I’d like to turn the call over to the Chief Executive Officer of OptimizeRx, Mr. William Febbo. Sir, please go ahead.

William J. Febbo:

Thanks Matt. Good afternoon everyone and thanks for joining us on the call today. I see we’ve got a record number which is in line with the record quarter. During the second quarter, we made strong progress financially and operationally and we continue to build that foundation we’ve been talking about for the last few quarters. Glad to say net revenue was up 50% to a record $2.9 million while margins continue to improve year-to-year. You’ll hear that number a couple of times because we like saying it. The topline increase was driven by growth in our core financial messaging or eCoupon product as well as our new brand messaging launched in Q1 of this year. We also added channel partners and continued to invest in our Team to scale the business and expand our digital health platform.

As I’ve mentioned in the past calls and investor presentations, we have built a platform that connects into the e-prescription workflow within electronic health record companies, which is when the physician is with the patient. That’s also known as point of care. We’re going to talk a little bit now about what’s valuable to our clients, pharma manufacturers, and why this opportunity is big or how big it could be. Just to give you some context before we get into the numbers with Doug, it’s very hard for sales representatives today to even see physicians. Over 50% of the hospitals don’t let them in. Physicians are also spending four hours a day within the electronic health records or EHR’s, and in 2016 alone, two billion e-prescriptions were written and we have about an 85% adoption with physicians using e-prescription as their way of prescribing. This adoption has really accelerated over the last two, three years and it’s important to know that our technology is embedded within that to a pretty large part of the market. What’s driven this is also something you’ve read a lot about recently, the opioid crisis, and New York was the first state to make it law but we’re seeing that spread across the United States.

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Our core product of financial messaging has tremendous potential, and as a result we’re expanding our client base, channel reach, and integrating even more further into the prescription workflow. We also estimate this total available market to be between $500 million and $1 billion based on our intelligence from clients, agencies and partners.

Now before I delve more into the operational progress for the quarter and outlook for the year, I’d like to turn the call over to our CFO, Doug Baker, who will walk us through the financial details for the quarter. Doug?

Douglas P. Baker:

Thanks Will and good afternoon, everyone. Earlier today, we issued a press release with the results for our second quarter ended June 30, 2017. A copy of the release is available for viewing in the Investor Relations section of our website.

As Will mentioned, our net revenue in the second quarter of 2017 increased 50% to $2.9 million from $1.9 million in the same year ago quarter. The increase was primarily due to increased revenue from brand messaging products as well as expanded distribution channels for our financial messaging product. Additionally, the launch of new pharmaceutical brands which now totals over a hundred between financial and brand messaging, also contributed to the increase.

Our gross margin in the second quarter of 2017 was 44% as compared to 51.8% in the same year ago quarter. The decrease in our cost of sales percentage is primarily a result of the launch and expansion of brand messaging products which overall have lower margins at our core financial messaging products. However on a sequential basis, our gross margin improved from 36% in the first quarter to 44% in the second quarter, in line with what we expected and communicated in our last call. Moving down the income statement, our operating expenses in the second quarter of 2017 were $1.6 million, up slightly from the second quarter of 2016. The increase was primarily due to additional expenses related to growth initiatives including investments in the Company’s executive and sales team. Our net loss for the second quarter of 2017 was $362,000 or $0.01 per share as compared to a net loss of $592,000 or $0.02 per share in the second quarter of 2016. This results from the leveling of our growth spend, increased revenue and our product mix.

Turning to the balance sheet, cash and cash equivalents totaled $5.8 million at June 30 as compared with $6.7 million at March 31. This increase includes $400,000 used to repurchase common stock from our previous CEO. We continue to operate debt free and are currently not seeking any additional capital.

Earlier this year, we hired an additional finance person to address the segregation of duties challenge and we also hired a Vice President of Information Technology to strengthen our IT reporting systems to ensure accurate financial information is provided for accounting and financial reporting with respect to the requirements and application of both U.S. GAAP and SEC guidelines. These additional personnel and the processes we have put in place have remediated the material weakness in our internal control over financial reporting. This was another major step in securing our foundation as we scale the business.

This covers the highlights from our financial report. Now I’d like to turn the call back over to Will for further discussion of our operating and strategic initiatives. Will?

William J. Febbo:

Thanks, Doug. Appreciate it. In Q2, our topline was driven by the expansion of our point of prescribed EHR network e-prescription reach financial and brand messaging products, in effect all the things we’ve been talking about in trying to capture more budget per client, per brand. As Doug mentioned, we saw continued growth in our core product which is financial messaging such as eCoupons. We also continue to add new pharmaceutical manufacturers and their respective brands. We also continued to see compelling return on investment or ROI data on our core product of financial messaging which helps increase the adoption of the EHR channel for our clients, adding additional 24 brands to our platform which is a significant increase. I want to give you a couple of anecdotal stories in terms of market direction, but in Q2 we successfully brought on two new of the top-10 pharmaceutical companies in the industry, obviously can’t mention names, but you would know them, household names. These clients are traditionally late adopters of digital use but we see these addition of clients as a bend in the trend of growing their digital spend, in particular in our sector of EHR. We believe the door is opening for us in a bigger way and we intend to capitalize on that leading trend.

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Also, there was an interesting study recently reported in July, the Digital Savvy Doctor, which showed the gap between doctors’ preference in person engagement and digital engagement is closing fast. What does that mean? They’re comfortable with the technology, they know they need to deal with it, and our content is embedded into their technology for our clients. We believe a little bit that the wind is now at our back more and the market growth perspective is important and we have better visibility as a result. We also continue to work closely with WPP, health and wellness companies, and the digital media spend continues to be the fastest growing digital spend sector in the market.

To that note, we had a lot of agency collaboration in Q2. We were invited to speak at several leading pharma agency conferences to discuss the rapid adoption and need for an EHR digital strategy. Examples of this included one at Ogilvy, CMI and GHG, which is Great Healthcare Group. These conferences are done to bring leading physicians or rather pharma clients together and it’s just a great way to look like thought leaders. The agencies are a bellwether for pharma unmet need and interest resides. They react to pharma strategic inflection points and they do a lot of translational work for that. They’re a critical partner to us and we look forward to growing those relationships. We’re also entering the RFP season which is request for proposals, and we can tell you it is early generally, starts at September, but the more engrained you are, the earlier it starts, and we’re off to a record gathering of RFPs which is all work determined for 2018.

Moving on to brand messaging, our brand messaging product launched in the beginning of the year is used by our network partners as a complement to our financial messaging product and allows us more opportunity to acquire additional budget per brand. We saw that in Q2. I’m glad to say. We added 25 new brands as a result of the brand messaging and our revenue per brand per client is up. We don’t break out revenue by service or product because of our size and the competitive nature of our business, but I can say it’s starting to show results. Our brand messaging products include brand awareness messaging, reminder ads, clinical messaging and unbranded messaging that can be targeted by specialty diagnostic code or other criteria. This is the most precise way of marketing to the medical community today so we see great value for our clients.

Given the growth of our pharmaceutical products and distribution network, we expect our distribution of financial messaging will continue to increase and the brand messaging will continue to support topline growth through the rest of the year. Recall I mentioned having additional services for pharma and we can increase the revenue per brand. Another story a recent example of that was a client, again a top-10 pharma client, was we had financial messaging, brand messaging, and brand support. So, in place of a smaller engagement, we used a full suite of services to get an order from $100,000 as a test to $280,000 for one small brand. As we enter the RFP season, I expect this trend to continue and help us scale our business.

Now let’s talk about the team and partners and the technology. Since the beginning of the first quarter of 2016, we have built out the Team necessary to scale our business. You’ve all been hanging with us on that process and I think now we’re starting to see some results. This is all to support further client and brand growth. We have continued to build out our team and recently added another sales team for greater penetration and service. She brings considerable depth with a few of our key accounts as well as others we are looking to bring into the family. The sales and marketing team continue to leverage the ROI data on increased script lift, in other words showing in a control group how what they do with us, our client, increases their revenue of their prescription drugs. We expect this to continue to help us build more adoption within the manufacturers and our clients.

Yesterday, we announced appointing Healthcare IT industry veteran Miriam Paramore who’s with me today as our new President to oversee our product expansion, channel expansion and topline growth. Given our expanding customer base of top pharmaceutical companies as well as major channel partners like DrFirst or Allscripts and Practice Fusion, Miriam’s experience with scaling health technology companies brings timely and highly complementary strengths to our OptimizeRx team.

Now, I’m going to pass it over to Miriam to give us a few words who’s here today. Hey Miriam.

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Miriam Paramore:

Hi. Thank you, Will. Hello everyone. I’m excited. I’m passionate about the power of information, I really mean that, the power of information to improve health and I’ve dedicated my career to that end. Here at OptimizeRx, I have the opportunity to use my experience and expertise specifically regarding the health IT ecosystem and all of its data plumbing to focus on something important; patient access to medication. We all understand what happens when people can’t afford their medication, they don’t get them filled, and when that happens, obviously their health suffers. Because of our fragmented healthcare data silos, there is still a largely untapped opportunity to help patients afford their medication by making savings available to them at the most teachable moment as it’s called, when they’re with their healthcare provider about to get a prescription, aka the point-of-care that Will referred to earlier. There is no better time to address and remove the cost barrier than when provider and patient are face to face discussing treatment options.

Why did I do this now, why did I take this and what are my thoughts about our growth potential? I think many of you may know that medication access and adherence is a high priority for healthcare providers as they take on more financial risk and the industry continues to shift to pay-per-value. Insurance payers are also keenly interested because non-adherence insulates downstream costs, and of course pharma manufacturers want to make sure that both providers and patients understand that when their brand is appropriate as part of treatment, there are savings available to help patients afford them. Everybody wins. At the same time, the EHR industry has expanded into population health and medication adherence is a core component. The private equity and venture markets like the health IT industry and the popHealth trends so there is lots of innovation happening. OptimizeRx can help EHR and digital health companies meet their business objectives around popHealth and med-adherence as they continue to expand and as we continue to help them expand their reach into the medical community. Combining these market factors was what I talked about before and I believe the timing is good.

In terms of my background over the past 30 years, I have specialized in the digital connectivity of healthcare. You all know that the obstacles to ubiquitous electronic distribution of our eCoupons, financial messaging or brand messaging is that technical connectivity to EHRs. Once connected, the savings have to show up seamlessly into providers normal EHR workflow at the point of prescribing. The OptimizeRx solution solves both these problems that we must improve our reach and make it even easier for EHRs to plug into our network. I’ve worked with nearly every one of them, nearly every EHR and e-prescribing vendor, I’ve worked with all of the electronic claims clearing houses and the electronic pharmacy networks. One of my most relevant experiences was working as EVP of Strategy and Products for Emdeon where we processed over 7 billion electronic healthcare transactions per year and processed pharmacy transactions for over 200 million people, so we had true scale and big data problems to deal with and I know we’re going to have those same good problems to have here.

Data pipelines and the technical mechanisms for data exchange are well established in the healthcare industry. We have a network of networks that already is in place, and we intend for OptimizeRx to be the go to node on that network for financial, banner and clinical messaging. The opportunities to connect the dots and drive OptimizeRx growth was irresistible to me and I’m happy and excited to be part of this Team.

Thank you, Will.

William J. Febbo:

Thanks Miriam and welcome to the Team and I speak on behalf of the Team, we’re very excited to have you here.

Talking about channel a little bit. We continue to acquire integrate and expand our EHR, eRx platforms. In fact we’re actively engaged in discussions with several EHRs to integrate our technology into their platforms. Our teams are also working extensively with the existing platforms to expand the reach of our financial messaging, eCoupon product to all of those providers, as well as increase the utilization of eCoupon functionality by their existing users. We have seen considerable investment dollars entering the EHRs and eRxs over the last 18 months which will allow for better technology, scale and utilization among our partners.

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During the quarter, the increase in development maintenance and integration costs reflects start-up costs related to the integration of new EHRs as well as an increased capacity of our technology systems. These investments are starting to show their values through increased revenue growth, and our transition to a broader client base and scale and will bring our margin back in line as stated. We recently sponsored ePrescription EHR conference held in Philadelphia in May this year which really cemented our leadership position within this core product and generated a lot of new business. It’s important to note that our cost of sale percentage decreased from 64% in the first quarter of the year to 56% in the second. We expect to see further improvement in future quarters as we implement new channels in our core financial messaging product and lower the revenue share percentages when we’re able to. In step with this, we expect the margins of our brand messaging product to increase as we diversify across additional channels and increase brand messaging revenues. We expect this to help advance us towards our goal of achieving gross margins of 50% or greater.

To summarize, we’re building a valuable platform with our increasingly broad reach into the physician community and our proven very-high ROIs generated for our pharma clients with our core products. When looking ahead in 2017, we see this platform accelerating value creation for all our shareholders including those calling in today.

Now with that, let’s open up the call for questions and then I’ll circle back and finish with some closing comments.

Operator:

Ladies and gentlemen, if you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that is star, one for questions. We’ll pause for just a moment to assemble the queue. Thank you, and that is star, one for a question.

We’ll take your first question from Ron Chez who is a Private Investor. Please go ahead.

Ron Chez:

Well you’re moving it in the right direction Mr. Febbo.

William J. Febbo:

Thanks Ron. Good to hear your voice.

Ron Chez:

...and I have a couple of questions. In the recent takeover of WebMD or purchase by KKR, they talk about difficulties if WebMD surrounding reduced demand for pharmaceutical marketing such as advertising, and so it would seem that that would strengthen the opportunity or the flow of dollars since they’re going away from advertising to what you are doing. Do you see direct evidence of that?

William J. Febbo:

We do. I think the anecdotes I shared earlier with two of the top-10 pharmaceutical companies coming on-board in this digital spend, and I like to call this precision digital spending because in our model, you really know where your information is going and it’s going to that teach-able area where you have a physician and the patient together. WebMD everyone’s familiar it’s a great company and it’s a B2C play right and it’s a broad marketing campaign that’s worked well over the years, but I think as this adoption has happened with ePrescribing and EHRs being just part of the life of a physician, and a patient for that matter, it gives us a stronger ROI and value proposition and I think that’s—I think that acquisition does highlight that to us and I think on the ground what we’re seeing is with clients they are starting to shift some of that budget our way which is obviously a good thing.

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Ron Chez:

With respect to your financial messaging and brand messaging, are there other opportunities that you are looking for to generate additional revenue streams? You have all these doctors for X number of hours a day on their computers, what are you doing to expand the capability to generate other revenue streams?

William J. Febbo:

Yes, great question. Can’t give away the sauce too openly, but the low hanging fruit are things we’ve talked about before which is things like clinical messaging, which is really content design for the physician to see and use, very important. That content is generated. It’s just not getting to the physician effectively. We are actively looking at that. We—as you know we have a partnership in the prior authorization space. That’s a highly relevant service that physicians need, that’s very targeted and pharmaceutical companies will pay for that because it ultimately creates adherence which allows for increased prescriptions, and also we’re—because of our affiliation with WPP health and wellness, we’re looking at medical education and I’ll have more to talk about that in future quarters but it’s all about relevance to the provider and it is getting it to the right person with the right message at the right time.

Ron Chez:

With regard to the HCPs, the practitioners, what are you doing to gain further penetration? Do you have particular programs with regard to penetration with doctors?

William J. Febbo:

Yes. We early on and we talked about this a little bit late last year, there have been some surveys done by Manhattan Research and Medscape which basically surveyed physicians as to what services are they comfortable with that pharma pays for inside the EHR. So, very specific to our world, and it was prior authorization services, education, both medical and patient, and financial assistance, and so we feel like we’re very focused in the right area for the physicians. We don’t have an active marketing direct to the HCPs. That’s pretty tricky to do very expensive, but we’re working with our partners to try to get all that information to them, so we get better adoption utilization.

Ron Chez:

Okay. Thank you.

William J. Febbo:

Ron, thank you.

Operator:

Again that is star, one for questions. With that we’ll move to Bob Sokorai, a Private Investor.

Bob Sokorai:

Yes, thank you for taking my call Will and I’m very pleased to see the continued sales growth in the corporation. My question relates to as an investor and looking at stock price and noticing the activity that we’ve been getting in the last quarter, it shows because of the sales growth that the corporation has been doing, in a very favorable way primarily in 2017. My question relates to future projections and what you can explain in that area, what type of sales revenue does the Corporation need to have in order for the Corporation at least to start showing a profit which would certainly gain lot of attention from other larger investors?

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William J. Febbo:

Sure, great, great questions. Obviously limited a little bit but we know how to talk about this. When I first came in I felt like I had fairly limited visibility into our pipeline, revenue pipeline. I think today I can say I feel like I have better visibility, if not perfect yet. I’d say I went from a quarter to six to nine months over the last year, and mainly driven because we now have five sales people. We had two this time last year. We have an embedded CRM system and obviously everyone is incented to track growth by growth. So, feel like we’re aligned as a company to have better visibility and actually achieve it, achieve growth.

I feel that we have a very good second half of the year based on what I can see. I can’t give guidance but I don’t expect disruption. I think we were able to successfully use the ROI data to really capture the minds of our clients and think about 12-month budgets versus six-month budgets, but as everyone learned in the pharmaceutical business, there are disruptions that happen. I can’t predict them all. It could be the FDA, it could be anything, but again I want to repeat and this is a positive for us as a company and for the investors, there’s more visibility today and I feel pretty good about the second half.

To your second question on profit, we basically once we get to $13-plus-million, we’re not losing money anymore. You can always make strategic decisions to lose more to grow faster, which could happen. I don’t want to say that could not happen, but if we just stay business as usual and grow, that’s about when we get to it. But, I think what’s important to keep in mind as investors is we obviously share our revenue with our partners right so, that’s actually still a fairly low breakeven and I think, I feel like we’re just scratching the surface to be honest. So, I think we’re going to get there in short order and then we’ll start having a lot of fun with this Company.

Bob Sokorai:

Fantastic. Thank you very much.

William J. Febbo:

Sure. Have a good day.

Operator:

We’ll now move to John Ziegelman with Wolverine Asset Management.

John Ziegelman:

Hey Will, great quarter.

William J. Febbo:

Hey John.

John Ziegelman:

I missed the first few minutes of the call so, I don’t know if you touched on it but if you haven’t, could you if you’re able update us on kind of the strategic alternative review.

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William J. Febbo:

Absolutely John. So, we as you know Wolverine Capital issued a letter back earlier in the year, a friendly letter but highlighting some what they thought we could do and also that we should really be paying attention to the market. Now I will say we were and we had—I had started to change the board and we did form the strategic Committee John that we talked about. We did announce that so everyone saw, and I am actively talking to everyone in the market, and so I feel like we’re doing a very good job staying focused on just growing because without a good story you’ve got nothing, and secondly, reaching out to the right people to make sure we don’t miss a strategic opportunity. I feel very good about it, the Board’s very focused on it and I think Miriam will also kick up a lot of dust in the market and make people pay attention to the story we’ve been telling for a long time and now starting to really execute on.

John Ziegelman:

Great. Thank you.

William J. Febbo:

You bet John. Thanks.

Operator:

At this time, this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Febbo. Sir, please go ahead.

William J. Febbo:

Thank you. Good questions. Each quarter we seem to get four or five more people listening to us and I’ve also spent a little bit more time in this Q2 talking to investors and some new family offices. For those of you have been for a long time, I encourage you to stay in and those that are coming and we welcome you and thanks for calling in. I think I’d like to say thank you to our clients, our partners, and in particular, our team, as a group a really dedicated people and they do a tremendous job. Obviously 50% growth doesn’t just happen on its own and so my hats off to them.

Just want to repeat a couple of things so, they stick in your mind. Trends are in our favor so reps can talk to doctors, we can get content to doctors. Physicians are spending four hours a day on a computer, we can get to the computer. ePrescriptions over 2 billion written last year, 85% adoption, that’s where we get our content. So, our core product has tremendous potential. We also think it’s a $500 million to $1 billion market, and as you can see from our revenue, we’re just getting started. We’re going to be laser focused on growing so we can under-promise and over-deliver continually.

With that, we look forward to talking to you in a couple months and know you can always reach out and give me a call. Thanks everyone. Operator?

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Operator:

Thank you. Before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call. Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended and Section 21E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision. The words anticipate, estimate, expect, possible, and seeking and similar expressions identify forward-looking statements, and they speak only to-date the statements was made.

Examples of such forward-looking statements in this presentation include statements regarding the Company’s expectation that its distribution of financial messages will continue to increase and brand messaging will continue to support topline growth, the Company’s expectation of the margins on its brand messaging product to increase the Company’s expectation of leveraging ROI data will continue to help it build more adoption within the manufacturers budgeting, the Company’s expectation to see further improvements in cost of sales percentage in future quarters, the Company’s estimation of the total available market, the Company’s expectations to see ePrescribing legislation continue across most states and the Company’s anticipation of its platform of accelerating value creation for its shareholders.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth and contemplated by or underlying forward-looking statements. Risks and uncertainties to which forward-looking statements are subject and could affect our business and financial results are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference call, I would like to remind everyone that this call will be available for replay starting later this evening through August 22. Please refer to today’s press release for dial-in replay instructions available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect.

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